LOAN AND SECURITY AGREEMENT




                               by and among

                CONGRESS FINANCIAL CORPORATION (SOUTHWEST)
                                as Lender,

                                    and

                             AMETECH, INC. AND
                ENVIRONMENTAL TRANSPORTATION SERVICES, INC.
                         collectively, as Borrower




                           Dated:  July 17, 1997

                             TABLE OF CONTENTS

                                                              Page
                                                              ____

SECTION 1.     DEFINITIONS . . . . . . . . . . . . . . . .     1

SECTION 2.     CREDIT FACILITIES . . . . . . . . . . . . .     9

               2.1  Revolving Loans. . . . . . . . . . . .     9
               2.2  Letter of Credit Accommodations. . . .    10
               2.3  Term Loan. . . . . . . . . . . . . . .    11
               2.4  Availability Reserves
               2.5  Joint and Several Liability;
                       Rights of Contribution. . . . . . .    12

SECTION 3.     INTEREST AND FEES . . . . . . . . . . . . .    13

               3.1  Interest . . . . . . . . . . . . . . .    13
               3.2  Closing Fee. . . . . . . . . . . . . .    14
               3.3  Servicing Fee. . . . . . . . . . . . .    14
               3.4  Commitment Fee . . . . . . . . . . . .    14

SECTION 4.     CONDITIONS PRECEDENT. . . . . . . . . . . .    15

               4.1  Conditions Precedent to Initial Loans
                    and Letter of Credit Accommodations. .    15
               4.2  Conditions Precedent to All Loans
                    and Letter of Credit Accommodations. .    18

SECTION 5.     GRANT OF SECURITY INTEREST. . . . . . . . .    18

SECTION 6.     COLLECTION AND ADMINISTRATION . . . . . . .    19

               6.1  Borrower's Loan Account. . . . . . . .    19
               6.2  Statements . . . . . . . . . . . . . .    19
               6.3  Collection of Accounts . . . . . . . .    19
               6.4  Payments . . . . . . . . . . . . . . .    20
               6.5  Authorization to Make Loans. . . . . .    21
               6.6  Use of Proceeds. . . . . . . . . . . .    21

SECTION 7.     COLLATERAL REPORTING AND COVENANTS. . . . .    22

               7.1  Collateral Reporting . . . . . . . . .    22
               7.2  Accounts Covenants . . . . . . . . . .    20
               7.3  Inventory Covenants. . . . . . . . . .    23

                                    i


               7.4  Equipment Covenants. . . . . . . . . .    24
               7.5  Power of Attorney. . . . . . . . . . .    24
               7.6  Right to Cure. . . . . . . . . . . . .    25
               7.7  Access to Premises . . . . . . . . . .    25

SECTION 8.     REPRESENTATIONS AND WARRANTIES. . . . . . .    26

               8.1  Corporate Existence, Power
                    and Authority; Subsidiaries. . . . . .    26
               8.2  Financial Statements; No
                    Material Adverse Change. . . . . . . .    26
               8.3  Chief Executive Office; Collateral
                    Locations. . . . . . . . . . . . . . .    26
               8.4  Priority of Liens; Title to
                    Properties . . . . . . . . . . . . . .    26
               8.5  Tax Returns. . . . . . . . . . . . . .    27
               8.6  Litigation . . . . . . . . . . . . . .    27
               8.7  Compliance with Other Agreements
                    and Applicable Laws. . . . . . . . . .    27
               8.8  Accuracy and Completeness of
                    Information. . . . . . . . . . . . . .    27
               8.9  Survival of Warranties; Cumulative . .    28
               8.10 Environmental Compliance . . . . . . .    28

SECTION 9.     AFFIRMATIVE AND NEGATIVE COVENANTS. . . . .    29

               9.1  Maintenance of Existence . . . . . . .    29
               9.2  New Collateral Locations . . . . . . .    29
               9.3  Compliance with Laws,
                    Regulations, Etc.  . . . . . . . . . .    29
               9.4  Payment of Taxes and Claims. . . . . .    30
               9.5  Insurance. . . . . . . . . . . . . . .    31
               9.6  Financial Statements and Other
                    Information. . . . . . . . . . . . . .    31
               9.7  Sale of Assets, Consolidation,
                    Merger, Dissolution, Etc.  . . . . . .    32
               9.8  Encumbrances . . . . . . . . . . . . .    33
               9.9  Indebtedness . . . . . . . . . . . . .    33
               9.10 Loans, Investments, Guarantees, Etc. .    35
               9.11 Dividends and Redemptions. . . . . . .    36
               9.12 Transactions with Affiliates . . . . .    36
               9.13 Adjusted Net Worth . . . . . . . . . .    36
               9.14 Costs and Expenses . . . . . . . . . .    36
               9.15 After Acquired Real Property . . . . .    37
               9.16 Further Assurances . . . . . . . . . .    37

SECTION 10.    EVENTS OF DEFAULT AND REMEDIES. . . . . . .    37

               10.1 Events of Default. . . . . . . . . . .    37
               10.2 Remedies . . . . . . . . . . . . . . .    39

                                  ii

SECTION 11.    JURY TRIAL WAIVER; OTHER WAIVERS
               AND CONSENTS; GOVERNING LAW . . . . . . . .    40

               11.1 Governing Law; Choice of Forum;
                    Service of Process;Jury Trial
                    Waiver . . . . . . . . . . . . . . . .    40
               11.2 Waiver of Notices. . . . . . . . . . .    42
               11.3 Amendments and Waivers . . . . . . . .    42
               11.4 Waiver of Counterclaims. . . . . . . .    42
               11.5 Indemnification. . . . . . . . . . . .    42

SECTION 12.    TERM OF AGREEMENT; MISCELLANEOUS. . . . . .    43

               12.1 Term . . . . . . . . . . . . . . . . .    43
               12.2 Notices. . . . . . . . . . . . . . . .    44
               12.3 Partial Invalidity . . . . . . . . . .    45
               12.4 Successors . . . . . . . . . . . . . .    45
               12.5 Entire Agreement . . . . . . . . . . .    45
               12.6 Nonapplicability of Article
                    5069-15.01 et seq. . . . . . . . . . .    45
               12.7 Waiver of Consumer Rights. . . . . . .    45
               12.8 Oral Agreements Ineffective. . . . . .    45

                                 INDEX TO
                          EXHIBITS AND SCHEDULES


          Exhibit A      Information Certificate

          Schedule 8.4   Existing Liens

          Schedule 8.7   Compliance With Agreements

          Schedule 8.10  Environmental Matters

          Schedule 9.3   Compliance With Laws

          Schedule 9.9   Permitted Indebtedness

          Schedule 9.11  Permitted Dividends and Other Dis-
                         tributions on Capital Stock

                   LOAN AND SECURITY AGREEMENT


  This Loan and Security Agreement, dated as of July 17, 1997, is entered into by and among CONGRESS FINANCIAL CORPORATION (SOUTHWEST), a Texas corporation ("Lender"), on the one hand, and AMETECH, INC., an Oklahoma corporation ("Ametech"), and ENVIRONMENTAL TRANSPORTATION SERVICES, INC., an Oklahoma corporation ("ETS") (Ametech and ETS being individually and collectively referred to as "Borrower"), on the other hand.


                      W I T N E S S E T H:


  WHEREAS, Borrower has requested that Lender enter into certain financing arrangements with Borrower pursuant to which Lender may make loans and provide other financial accommodations to Borrower; and

  WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

  NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


SECTION 1.  DEFINITIONS

  All terms used herein which are defined in Article 1 or Article
9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

  "Accounts" shall mean all present and future rights of Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

  "Adjusted Net Worth" shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to: (a) the difference between: (i) the aggregate net book value of all assets of such Person and its subsidiaries, calculating the book value of inventory for this purpose on a first-in-first-out basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (ii) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals) plus (b) indebtedness of such Person and its subsidiaries which is subordinated in right of payment to the full and final payment of all of the Obligations on terms and conditions acceptable to Lender.

  "Anderson Mortgage" shall mean that certain Mortgage and Security Agreement, dated as of November 29, 1996, by and between ETS and Carl B. Anderson, Jr., an individual, as recorded with the Oklahoma County Clerk on December 27, 1996, Document Number
96177118, Book 7000, Pages 1145-1157, respecting Borrower's Real
Property located in Oklahoma City, Oklahoma.

  "Availability Reserves" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower or any Obligor or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

  "Blocked Accounts" shall have the meaning set forth in Section
6.3 hereof.

  "CIT Note" shall mean that certain Promissory Note, dated as of even date herewith, in the original principal amount of Two Hundred Twenty-Five Thousand Dollars ($225,000), executed by Borrower to the order of The CIT Group/Equipment Finance.

  "Collateral" shall have the meaning set forth in Section 5 hereof.

  "Effective Date" shall mean the date upon which all the conditions precedent in Section 4 hereof are satisfied to Lender's satisfaction and the initial Loans are made hereunder.

  "Eligible Accounts" shall mean Accounts created by Borrower which are and continue to be based on the criteria set forth below. Accounts shall be Eligible Accounts if:

       (a) such Accounts arise from the actual and bona fide sale and delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto, and for which Borrower has received any and all required paperwork and proof of delivery of such goods or rendition of services giving rise to such Accounts;

       (b) such Accounts are not unpaid more than ninety (90) days after the date of the original invoice for them;

       (c) such Accounts comply with the terms and conditions contained in Section 7.2(c) of this Agreement;

       (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

       (e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America, or, if the account debtor with respect to such Accounts is not located in the United States, then, at Lender's option, if such Accounts are payable in the United States in United States currency and either: (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender, sufficient to cover such Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender or Lender's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender, or (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or
(iii) such Account is otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determine);

       (f) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance reasonably satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

       (g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not assert any right of setoff against such Accounts or the Borrower;

       (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

       (i) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

       (j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

       (k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Lender's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender;

       (l) the Borrower is not aware of any proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition;

       (m) such Accounts of a single account debtor or its affiliates do not constitute more than twenty-five (25%) percent of all otherwise Eligible Accounts at any one time (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts), except with respect to the Accounts of Rollins Environmental Services, Inc. ("Rollins") after consummation of the acquisition of Laidlaw Chem-Waste, Inc., a Delaware corporation pursuant to the terms of that certain Stock Purchase Agreement, dated as of February 6, 1997, among Rollins, Laidlaw, Inc., a Canadian corporation, and Laidlaw Transportation, Inc., a Delaware corporation, in which case such Accounts will not exceed, at Lender s option, thirty-five percent (35%) of all otherwise Eligible Accounts at any one time;

       (n) such Accounts are not owed by an account debtor who has Accounts unpaid more than ninety (90) days after the date of the original invoice for them which constitute more than twenty-five percent (25%) of the total Accounts of such account debtor;

       (o) such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such account debtors as determined in good faith by Lender from time to time (but the portion of the Accounts not in excess of such credit limit may still be deemed Eligible Accounts); and

       (p) such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as determined by Lender. General criteria for Eligible Accounts may be established and revised from time to time by Lender in good faith. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

  "Eligible Equipment" shall mean Equipment which is subject to a first priority, valid and perfected security interest in favor of Lender and which has otherwise been determined to be acceptable to Lender in good faith. Any Equipment which is not Eligible
Equipment shall nevertheless be part of the Collateral.

  "Environmental Laws" shall mean all Federal, State and local laws, legislation, rules, regulations, codes, ordinances, licenses and permits (including any conditions imposed therein) held by Borrower, programs, orders, consent decrees, authorizations, judicial or administrative decisions, injunctions or agreements between Borrower and any governmental authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or the environment, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto) ("RCRA"), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws, and
(iii) any common law or equitable doctrine that could impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

  "Equipment" shall mean all of Borrower's now owned and hereafter acquired equipment, machinery, office equipment, computers and computer hardware and software (whether owned or licensed), vehicles, tools, parts, furniture, fixtures, goods, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located, including, but not limited to, dump trucks, vacuum tank trucks, tractors, trailers, vans and container boxes.

  "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

  "Financing Agreements" shall mean, collectively, this Agreement, the Mortgages and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

  "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.13 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

  "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, as such terms are defined in any applicable Environmental Laws, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

  "Information Certificate" shall mean the Information Certificate of Borrower constituting Exhibit A hereto containing material information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

  "Initial Excess Availability" shall mean the amount, as determined in good faith by Lender, calculated at the time of the initial loans under this Agreement, equal to: (a) the result of the calculation set forth in Section 2.1 hereof; minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations, plus (ii) the aggregate amount of all then outstanding and unpaid trade payables of Borrower which are more than thirty (30) days past due as of such time, plus (iii) the amount by which Borrower's then outstanding checks exceed Borrower's then current balances of the banks where such checks are drawn, plus (iv) all costs and expenses payable by Borrower to Lender on the Closing Date of this Agreement.

  "Inventory" shall mean all of Borrower's now owned and hereafter existing or acquired spare parts and supplies of whatsoever kind or nature, wherever located.

  "Judgment Reserve" shall mean an availability reserve in an amount equal to any unpaid portion of the judgment against Borrower in connection with that certain employee suit brought by Richard K. Larson against Borrower.

  "Licensing Payment Reserve" shall mean an availability reserve calculated on a monthly basis equal to the aggregate amount of licensing payments payable by Borrower which will accrue during the month of determination.

  "Letter of Credit Accommodations" shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Lender for the account of Borrower or any Obligor or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower of its obligations to such issuer.

  "Loans" shall mean the Revolving Loans and the Term Loan.

  "Maximum Credit" shall mean the amount of Eleven Million Dollars
($11,000,000).

  "Mortgages" shall mean, individually and collectively, each of the following (as the same may now or hereafter be amended, modified, supplemented, extended, renewed, restated or replaced):
(a) the Deed of Trust with Security Agreement, Financing Statement For Fixture Filing and Assignment of Rents, dated as of even date herewith, executed by Borrower in favor of Lender, with respect to the Real Property and related assets of Borrower located in Chattanooga, Tennessee, and (b) the Mortgage with Security Agreement, Financing Statement and Assignment of Rents, dated as of even date herewith, executed by Borrower in favor of Lender, with respect to the Real Property and related assets of Borrower located in Oklahoma City, Oklahoma.

  "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

  "Obligations" shall mean the then outstanding amount of any and all Revolving Loans, the Term Loan, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender and/or its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

  "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

  "Orderly Liquidation Value" shall mean, for Equipment, the value which is attainable through an orderly liquidation of such Equipment within a time frame of six (6) to twelve (12) months, the balance being sold at a public auction, as determined by appraisals in form, scope and methodology acceptable to Lender conducted at Borrower's expense by an appraiser acceptable to Lender.

  "Payment Account" shall have the meaning set forth in Section
6.3 hereof.

  "Permanent Reserve" shall mean an availability reserve in an amount equal to Three Hundred Thousand Dollars ($300,000).

  "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

  "Prime Rate" shall mean the rate from time to time publicly announced by CoreStates Bank, N.A., or its successors, at its office in Philadelphia, Pennsylvania, as its prime rate, whether or not such announced rate is the best rate available at such bank.

  "Real Property" shall mean all now owned and hereafter acquired real property of Borrower, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, relating to the real property and related assets of Borrower, as more particularly described in the Mortgages, located in Oklahoma City, Oklahoma and Chattanooga, Tennessee.

  "Records" shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

  "Revolving Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower on a revolving basis
(involving advances, repayments and readvances) as set forth in
Section 2.1 hereof.

  "Term Loan" shall mean the term loan made by Lender to Borrower as provided for in Section 2.3 hereof.


SECTION 2.  CREDIT FACILITIES

  2.1  Revolving Loans.

       (a) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to the sum of:

                    (i) eighty percent (80%) of the Net Amount of Eligible Accounts, less

                    (ii) the sum of: (A) any Availability Reserves, (B) the Permanent Reserve, (C) the Judgment Reserve, and (D) the
     Licensing Payment Reserve.

       (b) Lender may, in its good faith discretion, from time to time, reduce the lending formula with respect to Eligible Accounts to the extent that Lender determines in good faith that: (A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (B) the general creditworthiness of account debtors has materially declined as determined by Lender in good faith. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts or in establishing Availability Reserves.

       (c) Except in Lender's discretion, the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations, exceed the amounts available under the lending formulas, the sublimits for Letter of Credit Accommodations set forth in Section 2.2(c) or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

  2.2  Letter of Credit Accommodations.

       (a) Subject to, and upon the terms and conditions contained herein, at the request of Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrower pursuant to this Section 2.

       (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Lender a letter of credit fee at a rate equal to one and three quarters percent (1.75%) per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination or non-renewal of this Agreement.

       (c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Revolving Loans available to Borrower (subject to the Maximum Credit and any Availability Reserves) are equal to or greater than an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, the amount of Revolving Loans which might otherwise be available to Borrower shall be reduced by the applicable amount set forth in this Section 2.2(c).

       (d) Except in Lender's discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith, shall not at any one time exceed Five Hundred Thousand Dollars ($500,000). At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to Borrower shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

       (e) Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower's agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

       (f) Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. Lender shall have the sole and exclusive right and authority to, and Borrower shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in Borrower's name.

       (g) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Lender and to apply in all respects to Borrower.

  2.3 Term Loan. Lender is making a Term Loan to Borrower in the original principal amount equal to the lesser of: (i) eighty percent (80%) of the Orderly Liquidation Value of Eligible Equipment; and (ii) Five Million Nine Hundred Sixty Thousand Dollars ($5,960,000). The Term Loan is (a) evidenced by a Term Promissory Note in such original principal amount duly executed and delivered by Borrower to Lender concurrently herewith; (b) to be repaid, together with interest and other amounts, in accordance with this Agreement, the Term Promissory Note, and the other Financing Agreements and (c) secured by all of the Collateral.

  2.4 Availability Reserves. All Revolving Loans otherwise available to Borrower pursuant to the lending formulas and subject to the Maximum Credit and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise Availability Reserves.

  2.5  Joint and Several Liability; Rights of Contribution.

       (a) Each Borrower states and acknowledges that: (i) pursuant to this Agreement, Borrowers desire to utilize their borrowing potential on a consolidated basis to the same extent possible if they were merged into a single corporate entity; (ii) it has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (iii) it is both a condition precedent to the obligations of Lender hereunder and a desire of Borrowers that each Borrower execute and deliver to Lender this Agreement; and (iv) Borrowers have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.

       (b)  Each Borrower hereby irrevocably and unconditionally:
(i) agrees that it is jointly and severally liable to Lender for the full and prompt payment of all the Obligations and the full and prompt performance of all obligations of any Borrower under this Agreement or any other Loan Document, notwithstanding anything herein or in any other Loan Document specifying that a particular Borrower is responsible for a given payment or performance; (ii) agrees to fully and promptly perform all of its obligations hereunder with respect to each advance of credit hereunder as if such advance had been made directly to it; and (iii) agrees as a primary obligation to indemnify Lender on demand for and against any loss incurred by Lender as a result of any of the Obligations of any of the Borrowers being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to Lender or any Person, the amount of such loss being the amount which Lender would otherwise have been entitled to recover from any Borrower.

       (c) It is the intent of each Borrower that the indebtedness, obligations and liability hereunder of no one of them be subject to challenge on any basis. Accordingly, as of the date hereof, the liability of each Borrower under this Section 2.5, together with all of its other liabilities to all Persons as of the date hereof and as of any other date on which a transfer is deemed to occur by virtue of this Agreement, calculated in amount sufficient to pay its probable net liabilities on its existing Indebtedness as the same become absolute and matured ("Dated Liabilities") is, and is to be, less than the amount of the aggregate of a fair valuation of its property as of such corresponding date ("Dated Assets"). To this end each Borrower under this Section 2.5 (i) grants to and recognizes in the other Borrower, ratably, rights of subrogation and contribution in the amount, if any, by which the Dated Assets of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Liabilities of such Borrower or, as the case may be (ii) acknowledges receipt of and recognizes its right to subrogation and contribution ratably from the other Borrower in the amount, if any, by which the Dated Liabilities of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Assets of such Borrower under this Section 2.5. In recognizing the value of the Dated Assets and the Dated Liabilities, it is understood that Borrowers will recognize, to at least the same extent of their aggregate recognition of liabilities hereunder, their rights to subrogation and contribution hereunder. It is a material objective of this Section 2.5 that each Borrower recognizes rights to subrogation and contribution rather than be deemed to be insolvent (or in contemplation thereof) by reason of an arbitrary interpretation of its joint and several obligations hereunder.

SECTION 3.  INTEREST AND FEES

  3.1  Interest.

       (a) Borrower shall pay to Lender interest: (i) on the outstanding principal amount of the Revolving Loans at a rate of one and one half percent (1.50%) per annum in excess of the Prime Rate, and (ii) on the outstanding principal balance of the Term Loans at a rate of one and three quarters percent (1.75%) per annum in excess of the Prime Rate, except that Borrower shall pay to Lender interest, at Lender's option, without notice, at the rate of three and one half percent (3.50%) per annum in excess of the Prime Rate with respect to the Receivable Loans, and three and three quarters percent (3.75%) per annum in excess of the Prime Rate with respect to the Term Loan: (x) on the non-contingent Obligations for the period from and after the date of termination or non-renewal hereof, or the date of the occurrence of an Event of Default, and for so long as such Event of Default is continuing as determined by Lender and until such time as Lender has received full and final payment of all such Obligations (notwithstanding entry of any judgment against Borrower) or such Event of Default is waived by Lender, and (y) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrower under
Section 2 (whether or not such excess(es), arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default). All interest accruing hereunder on and after the occurrence of any of the events referred to in clauses
(x) and (y) above shall be payable on demand.

       (b) Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty
(360) day year and actual days elapsed. The interest rate shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. No agreements, conditions, provisions or stipulations contained in this Agreement or any other instrument, document or agreement between Borrower and Lender or default of Borrower, or the exercise by Lender of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever contained in this Agreement or any other Financing Agreement, or the arising of any contingency whatsoever, shall entitle Lender to contract for, charge, or receive, in any event, interest exceeding the maximum rate of interest permitted by applicable state or federal law in effect from time to time

(hereinafter "Maximum Legal Rate"). In no event shall Borrower be obligated to pay interest exceeding such Maximum Legal Rate and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay a rate of interest exceeding the Maximum Legal Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate. In the event any interest is contracted for, charged or received in excess of the Maximum Legal Rate ("Excess"), Borrower acknowledges and stipulates that any such contract, charge, or receipt shall be the result of an accident and bona fide error, and that any Excess received by Lender shall be applied, first, to reduce the principal then unpaid hereunder; second, to reduce the other Obligations; and third, returned to Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. Borrower recognizes that, with fluctuations in the Prime Rate and the Maximum Legal Rate, such a result could inadvertently occur. By the execution of this Agreement, Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess, and (ii) Borrower shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon contracting for, charging or receiving of any interest in excess of the maximum authorized or receiving of any interest in excess of the maximum authorized by applicable law.
For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all interest at any time contracted for, charged or received by Lender in connection with this Agreement shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

  3.2 Closing Fee. Borrower shall pay to Lender as a closing fee the amount of One Hundred Sixty-Five Thousand Dollars ($165,000), which shall be fully earned as of and payable on the date hereof.

  3.3 Servicing Fee. Borrower shall pay to Lender quarterly a servicing fee in an amount equal to Three Thousand Dollars ($3,000) in respect of Lender's services for each quarter (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each quarter hereafter.

  3.4 Commitment Fee. Borrower shall pay to Lender monthly a commitment fee at a rate equal to one half of one percent (.50%) percent per annum calculated upon the amount by which the Maximum Credit less the outstanding amount of the Term Loan exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

SECTION 4.  CONDITIONS PRECEDENT

  4.1  Conditions Precedent to Initial Loans and Letter of Credit
Accommodations. Each of the following is a condition precedent to Lender making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

       (a) Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

       (b) Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination by certain existing lenders to Borrower of their respective financing arrangements with Borrower and the termination and release by them, as the case may be, of any interest in and to any assets and properties of Borrower, duly authorized, executed and delivered by each of them, including, but not limited to, (i) Uniform Commercial Code termination statements for all Uniform Commercial Code financing statements previously filed by any of them or their predecessors, as secured party and Borrower, as debtor and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by Borrower in favor of such existing lenders, in form acceptable for recording in the appropriate government office, other than the Anderson Mortgage;

       (c) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

       (d) no material adverse change shall have occurred in the assets, business or prospects of Borrower since the date of Lender's latest field examination and no change or event shall have occurred which would impair the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

       (e) Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Revolving Loans available to Borrower, the results of which shall be satisfactory to Lender, not more than five (5) business days prior to the date hereof;

       (f) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, acknowledgments by lessors, mortgagees and warehousemen of Lender's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

       (g) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

       (h) Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of counsel to Borrower with respect to the Financing Agreements and such other matters as Lender may request;

       (i) Lender shall have received, in form, scope and methodology satisfactory to Lender, Phase I hazardous waste and environmental audits, upon which Lender is expressly entitled to rely, conducted by an independent environmental engineering firm at Borrower's expense, of Borrower's Real Property located in Oklahoma City, Oklahoma and Chattanooga, Tennessee, confirming (i) Borrower is in compliance with all material applicable Environmental Laws with respect to the Real Property covered by such audit, and
(ii) there is no material actual liability of Borrower for any remedial action with respect to any environmental conditions applicable to the Real Property covered by such audit;

       (j) Lender shall have received, in form and substance satisfactory to Lender, valid and effective title insurance commitments issued by companies and agents acceptable to Lender (i) insuring the priority, amount and sufficiency of the Mortgages,
(ii) insuring against matters that are not disclosed by surveys and
(iii) containing any reasonable, standard and legally available endorsements, assurances or affirmative coverage requested by Lender for protection of its interests;

       (k) Lender shall have received, in form and substance satisfactory to Lender, (i) current agings and rollforwards of Accounts through and including the date hereof, (ii) any and all supporting documentation necessary to allow Lender to accurately identify and verify Eligible Accounts at or before the date hereof, and (iii) all such financial information, budgets, cash flows and other information respecting the Collateral and the business of Borrower as Lender may reasonably request;

       (l) Lender shall have received a certificate executed by the Vice President Finance of Borrower setting forth in reasonable detail the sources and uses of the funds in the transactions contemplated herein;

       (m) Lender shall have received, in form and substance satisfactory to Lender, a certificate from Borrower, regarding the Equipment of Borrower, which includes a listing of all Equipment and the locations of such Equipment, signed by the Vice President-
Finance, dated as of the date hereof;

       (n) Borrower shall have entered into one or more lockbox and/or blocked account agreements acceptable to Lender;

       (o) Lender shall have received, in form and substance satisfactory to Lender, a closing certificate signed by the President and Vice President Finance of Borrower dated as of the date hereof, stating that (i) the representations and warranties set forth in
Section 8 hereof are true and correct on and as of such date, (ii) all exhibits and schedules in this Agreement and the Other Financing Agreements are true, correct and complete, (iii) all covenants, conditions and agreements in this Agreement required to be satisfied on or before the date hereof have been complied with, and, (iv) no Event of Default or event or condition which, with notice or passage of time or both, would constitute an Event of Default, has occurred or is continuing;

       (p) the Initial Excess Availability as determined by Lender, as of the date hereof, shall be not less than Four Hundred Thousand Dollars ($400,000) after giving effect to (i) the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder, and (ii) the payment of any and all reasonable out of pocket fees and expenses incurred by Lender in connection with the initial transactions hereunder;

       (q) Carl B. Anderson, Jr., an individual, shall have executed and delivered a subordination agreement, which shall be in form, scope and substance satisfactory to Lender in its sole discretion;

       (r) Lender shall have received an executed copy of the CIT Note, and The CIT Group/Equipment Finance shall have executed and delivered a subordination agreement in form and substance satisfactory to Lender;

       (s) the accounts payable and cash of Borrower shall be at a level and in a condition acceptable to Lender;

       (t) Lender shall have received written instructions from Borrower directing the application of proceeds of the initial Loans made pursuant to this Agreement;

       (u) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender; and

       (v) such other documents and information as Lender may reasonably request.

4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to Lender making Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

       (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

       (b) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.


SECTION 5.  GRANT OF SECURITY INTEREST

  To secure payment and performance of all Obligations, Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

  5.1  Accounts;

  5.2 All present and future contract rights, general intangibles (including, but not limited to, tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, letters of credit, bankers' acceptances and guaranties;

  5.3 All present and future monies, securities, credit balances, deposits, deposit accounts and other property of Borrower now or hereafter held or received by or in transit to Lender or its affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including, without limitation, (a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and (d) deposits by and property of account debtors or other persons securing the obligations of account debtors;

  5.4  Inventory;

  5.5  Equipment;

  5.6  Real Property located in Oklahoma City, Oklahoma and Chattanooga,
Tennessee;

  5.7  Records; and

  5.8 all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.


SECTION 6.  COLLECTION AND ADMINISTRATION

6.1 Borrower's Loan Account. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

6.2 Statements. Lender shall render to Borrower each month a statement setting forth the balance in the Borrower's loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

6.3    Collection of Accounts.

       (a) Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Lender may specify, with such banks as are acceptable to Lender into which Borrower shall promptly deposit and direct its account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose ("Payment Account"). Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be the property of Lender.

       (b) For purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) business day following the date of receipt of immediately available funds by Lender in the Payment Account.
For purposes of calculating the amount of the Revolving Loans available to Borrower such payments will be applied (conditional upon final collection) to the Obligations on the business day of receipt by Lender in the Payment Account, if such payments are received within sufficient time (in accordance with Lender's usual and customary practices as in effect from time to time) to credit Borrower's loan account on such day, and if not, then on the next business day.

       (c) Borrower and all of its affiliates, subsidiaries, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with Borrower's own funds. Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person in connection with such Blocked Accounts. The obligation of Borrower to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

6.4 Payments. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender may apply payments received or collected from Borrower or for the account of Borrower (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Lender determines. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned by Lender pursuant to this Section 6.4. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

6.5 Authorization to Make Loans. Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a business day) and the amount of the requested Loan. Requests received after 11:00 a.m. Central Time on any day shall be deemed to have been made as of the opening of business on the immediately following business day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

6.6 Use of Proceeds. Borrower shall use the initial proceeds of the Loans provided by Lender to Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrower to Lender on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System, as amended.

SECTION 7.  COLLATERAL REPORTING AND COVENANTS

     7.1 Collateral Reporting. Borrower shall provide Lender with the following documents in a form satisfactory to Lender: (a) on a regular basis as required by Lender, a schedule of Accounts; (b) on a monthly basis or more frequently as Lender may request, (i) roll forward inventory reports, and
(ii) agings of accounts payable, (c) upon Lender's request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower;
(d) agings of accounts receivable on a monthly basis or more frequently as Lender may request; and (e) such other reports as to the Collateral as Lender shall reasonably request from time to time. If any of Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow
Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

  7.2  Accounts Covenants.

       (a) Borrower shall notify Lender promptly of: (i) any material delay in Borrower's performance of any of its obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information relating to the financial condition of any account debtor that the Borrower becomes aware of, and (iii) any event or circumstance which, to Borrower's knowledge would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender's consent, except in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed in writing to Lender. So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

       (b) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Lender pursuant to the terms of this Agreement,
(iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed to Lender, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement, and

(v) none of the transactions giving rise thereto will violate any applicable State or Federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

       (c) Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

       (d) Borrower shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which Borrower now owns or may at any time acquire immediately upon Borrower's receipt thereof, except as Lender may otherwise agree.

       (e) Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all accounts debtors to make payment of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

  7.3  Inventory Covenants.  With respect to the Inventory owned by Borrower:
(a) Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records of Inventory, Borrower's cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of the Inventory at least once each year, but at any time or times as Lender may request on or after an Event of Default, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count; (c)
Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower's business, the use and consumption of such Inventory in the ordinary maintenance of Borrower's Equipment constituting motor vehicles, and except to move Inventory directly from one location set forth or permitted herein to another such location; (d)

Borrower shall use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (e) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; and (f) Borrower shall keep the Inventory in good and useable condition.

  7.4 Equipment Covenants. With respect to the Equipment: (a) Borrower shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as Lender may request on or after the occurrence and continuance of an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Equipment in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender;
(b) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in Borrower's business and not for personal, family, household or farming use; (e)
Borrower shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement or location of motor vehicles or rolloff boxes used by or for the benefit of Borrower in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property; (g) Borrower assumes all responsibility and liability arising from the use of the Equipment; and (h) Borrower shall provide Lender, within one hundred twenty (120) days after the initial funding of the Loans hereunder, all certificates of title with respect to motor vehicles constituting part of the Equipment, noting Lender's lien on the face of such certificates of title and satisfying such other conditions as may be required for perfection of Lender's security interests in such Equipment.

  7.5 Power of Attorney. Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney-in-fact, and authorizes Lender, in Borrower's or Lender's name, to:
(a) at any time an Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of Borrower's rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower, and (ix) do all acts and things which are reasonably necessary, in Lender's determination, to fulfill Borrower's obligations under this Agreement and the other
Financing Agreements, and (b) at any time to (i) take control in any manner of any item of payment to Borrower in connection with an Account, or proceeds thereof, (ii) have access to any lockbox or postal box into which Borrower's mail is deposited, (iii) endorse Borrower's name upon any items of payment or proceeds thereof relating to an Account and deposit the same in the Lender's account for application to the Obligations, (iv) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (v) sign Borrower's name on any verification of Accounts and notices thereof to account debtors and
(vi) execute in Borrower's name and file any UCC financing statements or amendments thereto relating to the Collateral. Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, including, without limitation, as a result of Lender's own negligence, except as a result of Lender's own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

  7.6 Right to Cure. Lender may, at its option, (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Lender's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrower's account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

  7.7 Access to Premises. From time to time as requested by Lender, at the cost and expense of Borrower, Lender or its designee shall have complete access to all of Borrower's premises during normal business hours, or at any time if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including, without limitation, the Records, and Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

SECTION 8.  REPRESENTATIONS AND WARRANTIES

  Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Lender to Borrower:

  8.1 Corporate Existence, Power and Authority; Subsidiaries. Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on Borrower's financial condition, results of operation or business, on a consolidated basis, or the rights of Lender in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms. Borrower does not have any subsidiaries except as set forth on the Information Certificate.

  8.2 Financial Statements; No Material Adverse Change. All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and financial condition of Borrower, on a consolidated basis, since the date of the most recent audited financial statements furnished by Borrower to Lender prior to the date of this Agreement.

  8.3 Chief Executive Office; Collateral Locations. The chief executive office of Borrower and Borrower's Records concerning Accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below, except for motor vehicles and rolloff boxes that constitute Collateral. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof.

  8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

  8.5 Tax Returns. Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

  8.6 Litigation. Except as set forth on the Information Certificate, there is no present investigation by any governmental agency pending, or to Borrower's knowledge threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrower would result in any material adverse change in the assets, business or prospects of Borrower, on a consolidated basis, or would materially impair the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon any Collateral.

  8.7 Compliance with Other Agreements and Applicable Laws. Except as set forth in Schedules 8.7 or 8.10 hereto, Borrower is not in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, which default would have a material adverse effect on Borrower on a consolidated basis, andBorrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority, in which the failure to comply would have a material adverse effect on Borrower on a consolidated basis.

  8.8 Accuracy and Completeness of Information. All information furnished by or on behalf of Borrower in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including, without limitation, all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of Borrower on a consolidated basis, which has not been fully and accurately disclosed to Lender in writing or in this Agreement.

  8.9 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.

  8.10 Environmental Compliance.

(a) Except as set forth on Schedule 8.10 hereto, Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of Borrower complies in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder, the failure of which would have a material adverse effect on Borrower on a consolidated basis.

(b) Except as set forth on Schedule 8.10 hereto, there has been no pending, or to the best of Borrower's knowledge threatened, investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental matter, which would have a material adverse effect on the Borrower on a consolidated basis or its business, operations or assets on a consolidated basis.

(c) Except as set forth on Schedule 8.10 hereto, Borrower, on a consolidated basis, has no actual material liability in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d) Except as set forth on Schedule 8.10 hereto, Borrower has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower under any Environmental Law in which the failure to have or obtain would have a material adverse effect on Borrower on a consolidated basis and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

SECTION 9.  AFFIRMATIVE AND NEGATIVE COVENANTS

  9.1 Maintenance of Existence. Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted in which the failure to maintain would have a material adverse effect on Borrower on a consolidated basis. Borrower shall give Lender thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Lender a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of Borrower as soon as it is available.

  9.2 New Collateral Locations. Borrower may open any new location within the continental United States provided Borrower gives Lender thirty (30) days prior written notice of the intended opening of any such new location and executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including, without limitation, UCC financing statements.

  9.3  Compliance with Laws, Regulations, Etc.

(a) Except as set forth on Schedules 8.7, 8.10 and 9.3 hereto, Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any Federal, State or local governmental authority, including the Employee Retirement Security Act of 1974, as amended, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws, in which the failure to do so would have a material adverse effect on the Borrower on a consolidated basis.

(b) Borrower shall establish and maintain, at its expense, an environmental management system to assure and monitor its continued compliance with all Environmental Laws in all of its operations in accordance with the require-ments of all applicable Environmental Laws and laws and regulations of the U.S. Department of Transportation, which system shall include written policies and procedures, as applicable, best environmental management practices, and environmental training for all relevant employees, and shall, only upon Lender s reasonable request, cause an annual written operations compliance review to be conducted by an experienced outside environmental consultant familiar with the requirements of Environmental Laws. At
Lender's request, copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrower to Lender.
Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Lender on such response.

     (c) Borrower shall give both oral and written notice to Lender as soon as possible upon Borrower's receipt of any notice of, or Borrower's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any material amount of Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any material non-compliance with or violation of any material amount of Environmental Law by Borrower or
(B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) any other environmental, health or safety matter, which materially and adversely affects Borrower on a consolidated basis or its business, operations or assets on a consolidated basis.

     (d) Without limiting the generality of the foregoing, whenever Lender reasonably determines that there is a material non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any material non-compliance, with any Environmental Law, of which non-compliance would result in a material adverse effect on the Borrower on a consolidated basis, Borrower shall, at Lender's request and Borrower's expense: (i) cause an independent environmental engineer acceptable to Lender to conduct such tests of the site where Borrower's non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Lender a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Lender a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower's response thereto or the estimated costs thereof, shall change in any material respect.

     (e) Borrower shall indemnify and hold harmless Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to Borrower's use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     9.4 Payment of Taxes and Claims. Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     9.5 Insurance. Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated, except that Borrower self insures all loss due to collision on its motor vehicles. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Lender to be named as a loss payee, as its interest may appear, and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its affiliates. At its option, prior to the occurrence and continuance of an Event of Default, any insurance proceeds received by Lender at any time shall be applied to the cost of repairs or replacement of Collateral. After the occurrence and continuance of an Event of Default, any insurance proceeds received by the Lender at any time shall be applied to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

  9.6  Financial Statements and Other Information.

       (a) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its subsidiaries (if any) in accordance with GAAP and Borrower shall furnish or cause to be furnished to Lender: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements, and, if Borrower has any subsidiaries, unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries as of the end of and through such fiscal month and (ii) within one hundred five (105) days after the end of each fiscal year, audited consolidated financial statements and, if Borrower has any subsidiaries, audited consolidating financial statements of Borrower and its subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower and its subsidiaries as of the end of and for the fiscal year then ended.

       (b)  Borrower shall promptly notify Lender in writing of the details of
(i) any loss, damage, investigation, action, suit, proceeding or claim relating to a material portion of the Collateral or any other property which is security for the Obligations or which would result in any material adverse change in Borrower's business, properties, assets, goodwill or financial condition on a consolidated basis, and (ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

       (c) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which Borrower sends to its stockholders generally and copies of all reports and registration statements which Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

       (d) Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other government agency or to any participant or assignee or prospective participant or assignee. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrower's expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Lender such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

  9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Borrower shall not, directly or indirectly, (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, or (b) sell, assign, lease, transfer, abandon or otherwise dispose of any stock or indebtedness to any other Person or any of its assets to any other Person (except for (i) sales of Inventory in the ordinary course of business and (ii) the disposition of worn-out or obsolete Equipment or Equipment no longer used in the business of Borrower so long as (A) any proceeds are paid to Lender and (B) such sales do not involve Equipment having an aggregate fair market value in excess of Two Hundred Thousand Dollars ($200,000) for all such Equipment disposed of in any fiscal year of Borrower), or (c) form or acquire any subsidiaries, or (d) wind up, liquidate or dissolve or (e) agree to do any of the foregoing, except that nothing contained herein shall limit or prohibit Ametech from selling, transferring or assigning its capital stock under any employee stock option plan or under the proposed Asset Purchase Agreement to be entered into among Borrower, Sullivan Trucking Company, Inc. and Roy Sullivan.

  9.8 Encumbrances. Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral, except: (a) liens and security interests of Lender; (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower's business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower as presently conducted thereon or materially impair the value of the real property which may be subject thereto; (e) purchase money security interests in Equipment (including capital leases) and purchase money mortgages on real estate not to exceed Twenty Thousand Dollars ($20,000) in the aggregate at any one time outstanding so long as such security interests and mortgages do not apply to any property of Borrower other than the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be; (f) liens and security interests of Carl B. Anderson, Jr. under the Anderson Mortgage, which liens and security interests are, in all respects, subject and subordinate in priority to the liens and security interests of Lender pursuant to the subordination agreement between Lender and Carl B.
Anderson, Jr., dated as of even date herewith; (g) the security interests and liens set forth on Schedule 8.4 hereto; (h) liens or deposits under workmen's compensation, unemployment insurance, Social Security and other similar laws; (i) liens relating to obligations with respect to surety, appeal bonds, performance bonds, bids, tenders and other obligations of like nature, (j) mechanic, materialmen and other like liens arising in the ordinary course of business securing obligations which are not overdue or being contested in good faith by appropriate proceedings and adequately reserved against; and (k) statutory liens in favor of landlords.

  9.9 Indebtedness. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, except:

       (a)    the Obligations;

       (b) trade obligations and normal accruals in the ordinary course of business, or with respect to which Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books;

       (c) purchase money indebtedness (including capital leases) to the extent not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement;

       (d) indebtedness of Borrower to Carl B. Anderson, Jr., an individual, evidenced by that certain Amended and Restated Promissory Note, dated as of November 1, 1996, issued by Borrower payable to Carl B. Anderson, Jr., an individual, which indebtedness is subject and subordinate in right of payment to the right of Lender to receive the prior final payment and satisfaction in full of all of the Obligations; provided, that: (i) the principal amount of such indebtedness shall not exceed One Hundred Ninety-Five Thousand Dollars ($195,000), less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory in respect thereof, plus interest thereon at the rate provided for in such agreement or instrument as in effect on the date hereof, (ii) Borrower shall not, directly or indirectly, make any payments in respect of such indebtedness, including, but not limited to, any prepayments or other non-mandatory payments, except that until an Event of Default, or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, Borrower may make regularly scheduled payments of interest in accordance with the terms of such agreement or instrument as in effect on the date hereof, (ii) Borrower shall not, directly or indirectly,
(A) amend, modify, alter or change any terms of such indebtedness or any agreement, document or instrument related thereto, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower shall furnish to Lender all notices, demands or other materials concerning such indebtedness either received by Borrower or on its behalf, promptly after receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

       (e) indebtedness of Borrower to The CIT Group/Equipment Finance, evidenced by the CIT Note, which indebtedness is subject and subordinate in right of payment to the right of Lender to receive the prior final payment and satisfaction in full of all of the Obligations; provided, that:
(i) the principal amount of such indebtedness shall not exceed Two Hundred Twenty-Five Dollars ($225,000), less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory in respect thereof, plus interest thereon at the rate provided for in such agreement or instrument as in effect on the date hereof, (ii) the interest on such note shall not begin to accrue until August 30, 1998, (iii) Borrower shall not, directly or indirectly, make any payments in respect of such indebtedness, including, but not limited to, any prepayments or other non-mandatory payments, except that until an Event of Default, or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, Borrower may, beginning August 30, 1998, make regularly scheduled payments of interest and principal in monthly amounts not to exceed $10,000 in accordance with the terms of such agreement or instrument as in effect on the date hereof; provided, that, after giving effect to such payments Borrower shall have availability to borrow an additional $600,000 under Section 2 hereof, (iv) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change any terms of such indebtedness or any agreement, document or instrument related thereto, or
(B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and
(v) Borrower shall furnish to Lender all notices, demands or other materials concerning such indebtedness either received by Borrower or on its behalf, promptly after receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

       (f)    indebtedness of Borrower as described in the Judgment Reserve;

       (g) indebtedness resulting from a judgment (other than as described in (e) above) rendered against the Borrower that is being appealed by the Borrower in good faith and in a timely manner for which an adequate reserve has been recorded in Borrower's books or which is fully covered by insurance;

       (h)    indebtedness set forth on Schedule 9.9 hereof; and

       (i) other indebtedness not otherwise permitted in this Section 9.9 in an amount not to exceed One Hundred Thousand Dollars ($100,000) at any one time.

  9.10 Loans, Investments, Guarantees, Etc. Borrower shall not, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; (b) investments in: (i) short-term direct obligations of the United States Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Lender, payable to the order of the Borrower or to bearer and delivered to Lender, and
(iii) commercial paper rated A1 or P1; provided, that, as to any of the foregoing, unless waived in writing by Lender, Borrower shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments; (c) the guarantees set forth in the Information Certificate; (d) loans, advances and investments between the Borrowers subject to the restrictions of Section 9.12 hereof; and (e) Borrower may make additional loans, advances or investments in and to subsidiaries that are not Borrowers in an amount not to exceed Five Thousand Dollars ($5,000) in the aggregate per annum. It is recognized that Ametech and all of its subsidiaries (including, but not limited to, ETS) file consolidated income tax returns and payroll tax returns and pay such, if any, on a consolidated basis, and that such filings and payment of taxes in connection therewith shall not be considered a loan, investment, guarantee or capital contribution for purposes of this Section 9.10.

  9.11 Dividends and Redemptions. Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of capital stock of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except as set forth on Schedule 9.11 hereto.

  9.12 Transactions with Affiliates. Borrower shall not enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than Borrower would obtain in a comparable arm's length transaction with an unaffiliated person; provided, however, that nothing in this Section 9.12 shall limit or restrict transactions between one Borrower and another Borrower so long as such transactions do not exceed Five Thousand Dollars ($5,000) in the aggregate in any one year.

  9.13 Adjusted Net Worth. Borrower shall, at all times, maintain Adjusted Net Worth of not less than the following:

  Applicable Period                       Minimum Adjusted Net Worth
  __________________                      ___________________________
  July 18, 1997 through
  July 31, 1998                           $2,900,000

  August 1, 1998 and thereafter           $3,200,000

  9.14 Costs and Expenses. Borrower shall pay to Lender on demand all reasonable out-of-pocket costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) subject to the terms of this Agreement, all costs, expenses and fees for title insurance and other insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge at the rate of Six Hundred Dollars ($600) per person per day for Lender's examiners in the field and office; and (h) the reasonable fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

  9.15 After Acquired Real Property. If Borrower hereafter acquires any title to the Real Property, fixtures or any other property that is of the kind or nature described in the Mortgages and such Real Property, fixtures or other property at any one location has a fair market value in an amount equal to or greater than Fifty Thousand Dollars ($50,000) (or if an Event of Default has occurred and is continuing, then regardless of the fair market value of such assets), without limiting any other rights of Lender, or duties or obligations of Borrower, upon Lender's request, Borrower shall execute and deliver to Lender a mortgage, deed of trust or deed to secure debt, as Lender may determine, in form and substance substantially similar to the Mortgages and as to any provisions relating to specific state laws satisfactory to Lender and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Lender a first and only lien and mortgage on and security interest in such Real Property, fixtures or other property (except as Borrower would otherwise be permitted to incur hereunder or under the Mortgages or as otherwise consented to in writing by Lender) and such other agreements, documents and instruments as Lender may require in connection therewith.

  9.16 Further Assurances. At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit
Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.

SECTION 10.  EVENTS OF DEFAULT AND REMEDIES

  10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

       (a) (i) Borrower fails to pay when due any of the Obligations, (ii) Borrower fails to perform any of the terms, covenants, conditions or provisions contained in Section 9.6 of this Agreement and such failure to perform is not cured to Lender s satisfaction within five (5) days after the sooner to occur of Borrower s receipt of notice of such failure from Lender or the date on which such failure becomes known to any officer of Borrower, or (iii) Borrower fails to perform any of the other terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements;

       (b) any representation, warranty or statement of fact made by Borrower to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect as of the date when made or furnished;

       (c) except as previously disclosed to Lender in this Agreement, any judgment for the payment of money is rendered against Borrower in excess of Twenty-Five Thousand Dollars ($25,000) in any one case or in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any of their assets which could have a material adverse effect on Borrower on a consolidated basis;

       (d) Borrower becomes insolvent (however defined or evidenced; provided, however, that a Borrower shall not be deemed insolvent hereunder due to being jointly and severally liable in connection with the Obligations), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

       (e) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or Borrower shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

       (f) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower for all or any part of its property; or

       (g) any default by Borrower under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of Twenty-Five Thousand Dollars ($25,000), which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Borrower, except such defaults pending as of the date of this Agreement and disclosed in this Agreement or any Schedule or certificate attached hereto, under any material contract, lease, license or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto;

       (h)  any change in the controlling ownership of Borrower;

       (i) the indictment or threatened indictment of Borrower under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any material amount of the property of Borrower constituting Collateral;

       (j) there shall be a material adverse change in the business, assets or prospects of Borrower on a consolidated basis after the date hereof; or

       (k) there shall be an event of default under any of the other Financing Agreements.

  10.2 Remedies.

       (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agree-ment, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

       (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(e) and 10.1(f), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower's expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender.
If notice of disposition of Collateral is required by law, five (5) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

       (c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

       (d) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice,
(i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to Borrower and/or (iii) terminate this Agreement.

               SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS
                             AND CONSENTS; GOVERNING LAW

  11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

       (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Texas (without giving effect to principles of conflicts of law).

       (b) Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the State of Texas and the United States District Court for the Northern District of Texas and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

       (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the
U. S. mails, or, at Lender's option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Lender against Borrower for the amount of the claim and other relief requested.

       (d)  BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT
TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR
INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER
NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE

OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

       (e) LENDER SHALL NOT HAVE ANY LIABILITY TO BORROWER (WHETHER IN TORT, CONTRACT, EQUITY OR OTHERWISE) FOR LOSSES SUFFERED BY BORROWER IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION HEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NON-APPEALABLE JUDGMENT OR COURT ORDER BINDING ON LENDER, THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN ANY SUCH LITIGATION, LENDER SHALL BE ENTITLED TO THE BENEFIT OF THE REBUTTABLE PRESUMPTION THAT IT ACTED IN GOOD FAITH AND WITH THE EXERCISE OF ORDINARY CARE IN THE PERFORMANCE BY IT OF THE TERMS OF THIS AGREEMENT.

  11.2 Waiver of Notices. Borrower hereby expressly waives demand, present-ment, notice of intent to accelerate, notice of acceleration, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

  11.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

  11.4 Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

  11.5 INDEMNIFICATION.  BORROWER SHALL INDEMNIFY AND HOLD
LENDER, AND ITS DIRECTORS, AGENTS, EMPLOYEES AND COUNSEL,
HARMLESS FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, COSTS OR EXPENSES IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY OF THEM IN CONNECTION WITH ANY LITIGATION, INVESTIGATION, CLAIM OR PROCEEDING COMMENCED OR THREATENED RELATED TO THE NEGOTIATION, PREPARATION, EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE OR ADMINISTRATION OF THIS AGREEMENT,
ANY OTHER FINANCING AGREEMENTS, OR ANY UNDERTAKING OR
PROCEEDING RELATED TO ANY OF THE TRANSACTIONS CONTEMPLATED
HEREBY OR ANY ACT, OMISSION, EVENT OR TRANSACTION RELATED OR ATTENDANT THERETO, INCLUDING, WITHOUT LIMITATION, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, COSTS OR EXPENSES, CAUSED BY THE LENDER AND LENDER'S DIRECTORS' AGENTS, EMPLOYEES AND
COUNSEL, AND FURTHER INCLUDING, WITHOUT LIMITATION, AMOUNTS PAID IN SETTLEMENT, COURT COSTS, AND THE FEES AND EXPENSES OF COUNSEL, EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART
OF LENDER OR ITS AGENTS OR AFFILIATES. TO THE EXTENT THAT THE UNDERTAKING TO INDEMNIFY, PAY AND HOLD HARMLESS SET FORTH IN
THIS SECTION 11.5 MAY BE UNENFORCEABLE BECAUSE IT VIOLATES ANY
LAW OR PUBLIC POLICY, BORROWER SHALL PAY THE MAXIMUM PORTION
WHICH IT IS PERMITTED TO PAY UNDER APPLICABLE LAW TO LENDER IN SATISFACTION OF INDEMNIFIED MATTERS UNDER THIS SECTION. THE FOREGOING INDEMNITY SHALL SURVIVE THE PAYMENT OF THE
OBLIGATIONS AND THE TERMINATION OR NON-RENEWAL OF THIS
AGREEMENT.


SECTION 12.  TERM OF AGREEMENT; MISCELLANEOUS

  12.1 Term.

       (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date two (2) years from the date hereof (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof; provided, that, Lender may, at its option, extend the Renewal Date to the date one
(1) year from the Renewal Date by giving Borrower notice at least sixty
(60) days prior to the second anniversary of this Agreement. Lender or Borrower (subject to Lender's right to extend the Renewal Date as provided above) may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrower shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including reasonable attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next business day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 12:00 noon, Dallas, Texas time.

       (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

       (c) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

                   Amount                         Period
                   ______                        __________
       (i)    Four Percent (4%) of       First twelve (12) month period
              Maximum Credit             following the Effective Date

       (ii)   Two Percent (2%) of        Second twelve (12) month period
              Maximum Credit             following the Effective Date

       (iii)  One Percent (1%) of        Third twelve (12) month period
              Maximum                    following the Effective Date
                                         if this Agreement is renewed
                                         pursuant to Section 12.1(a).

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations.

  12.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt;
if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

  12.3 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

  12.4 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation.

  12.5 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

  12.6 NONAPPLICABILITY OF ARTICLE 5069-15.01 ET SEQ. BORROWER AND LENDER HEREBY AGREE THAT, EXCEPT FOR SECTION 15.10(B) THEREOF, THE PROVISIONS OF TEX. REV. CIV. STAT. ANN. ART. 5069-15.01 ET SEQ. (VERNON
1987) (REGULATING CERTAIN REVOLVING CREDIT LOANS AND REVOLVING
TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT OR ANY OF
THE OTHER FINANCING AGREEMENTS.

  12.7 WAIVER OF CONSUMER RIGHTS.  EACH BORROWER HEREBY WAIVES
ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET. SEQ. BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF SUCH BORROWER'S OWN
SELECTION, BORROWER VOLUNTARILY CONSENTS TO THIS WAIVER. EACH BORROWER EXPRESSLY WARRANTS AND REPRESENTS THAT SUCH
BORROWER (a) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO LENDER, AND (b) HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY
THIS AGREEMENT.

                   BORROWER HAS READ AND UNDERSTANDS
                             SECTION 12.7:
                            KW
                        ________ (INITIALS OF
                       AUTHORIZED OFFICER OF AMETECH)

                            KW
                        _________ (INITIALS OF
                        AUTHORIZED OFFICER OF ETS)

     12.8  ORAL AGREEMENTS INEFFECTIVE.  THIS AGREEMENT AND THE
OTHER FINANCING AGREEMENTS REPRESENT THE FINAL AGREEMENT
BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY
EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL
AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL
AGREEMENTS BETWEEN THE PARTIES.

                    BORROWER AND LENDER EACH
                    READ AND UNDERSTAND THIS
                          SECTION 12.8:

        KW
  ________________ (INITIALS OF AUTHORIZED OFFICER OF AMETECH)
        KW
  ________________ (INITIALS OF AUTHORIZED OFFICER OF ETS)
        GE
  ________________ (INITIALS OF AUTHORIZED OFFICER OF LENDER)

     IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.


LENDER                               BORROWER
_______                              ________

CONGRESS FINANCIAL CORPORATION       AMETECH, INC.,
(SOUTHWEST)                          an Oklahoma corporation

By:  /s/ Gill Elmore                 By:  /s/ Kerry Willingham
   __________________________           ______________________________
Name:  Gill Elmore                   Name:  Kerry Willingham
     ________________________             ____________________________
Title:  V. P.                        Title: V. P. Finance
     ________________________              ___________________________

Address:
_______                              ENVIRONMENTAL TRANSPORTATION
1201 Main Street, Suite 1625         SERVICES, INC.,
Dallas, Texas  75250                 an Oklahoma corporation
Attn:  Loan Administrator
                                     By: /s/ Kerry Willingham
                                        _____________________________
                                     Name: Kerry Willingham
                                          ___________________________
                                     Title:  V. P. Finance
                                          ___________________________

                                     Chief Executive Office:
                                     ______________________
                                     1813 S.E. 25th Street
                                     Oklahoma City, Oklahoma 73129